Exhibit 99.1
For Immediate Release
For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. ANNOUNCES
INCREASE IN PROVISION AND ALLOWANCE FOR LOAN LOSSES
•	Third quarter provision for loan losses of $76 million

•	Allowance to loans ratio of 1.91%, up from 1.53% in second quarter

•	Net loss for third quarter

•	Capital levels are strong
BLAIRSVILLE, GA — October 6, 2008 — United Community Banks, Inc. (NASDAQ: UCBI) announced today that it has increased its allowance for loan losses to 1.91 percent of total loans due to continued credit deterioration in the residential construction portfolio. The third quarter provision of $76 million exceeded net charge-offs of $56 million, resulting in a $20 million build-up of the allowance in anticipation of further credit challenges. Additionally, the company wrote down other real estate assets by $8 million to expedite asset sales in the fourth quarter. As a result of these actions, United expects to report a net loss of $39.9 million, or 84 cents per diluted common share, for the third quarter of 2008.
“Economic pressures on the housing market, particularly in Atlanta, continue to have an impact on our loan portfolio,” said Jimmy Tallent, president and chief executive officer. “In the third quarter, we saw some rise in the level of classified and non-performing assets and also a steepening of discounts. In light of this environment, with disappointing summer sales and increasing inventories in the marketplace, we have taken steps to dispose of some of our larger exposures before surplus real estate inventory valuations deteriorate further.”

The third quarter provision for loan losses was $76 million. Net charge-offs for the third quarter were $56 million of which 83 percent were residential construction loans in metro Atlanta. At quarter-end, the allowance to loans ratio was 1.91 percent, compared with 1.53 percent at June 30, 2008.
Non-performing assets at quarter-end totaled $178 million, compared with $152 million at June 30, 2008. Non-performing assets included $139 million in non-accrual loans, $39 million in other real estate owned, and no loans accruing that were 90 days past due. The ratio of non-performing assets to total assets was 2.20 percent, compared with 1.84 percent at June 30, 2008.
In the third quarter, United sold $66 million of non-performing assets. Among these were sales at the very end of the quarter that resulted in the disposition of 13 of the company’s largest non-performing loans and assets, totaling $42 million. Additionally, the company has verbal commitments to sell three non-performing assets totaling $18 million, which have been fully written down at quarter-end and should close in the next few weeks. The losses on these 16 sales represent a significant portion of the $56 million in charge-offs for the third quarter.
“While these actions resulted in sizable charge-offs for the quarter, our aggressive strategy cleared away loans and assets that represented our largest losses to date and those that we felt had the highest potential for continued decline in valuations,” stated Tallent. “Selling these more illiquid properties was very positive for the company. Our goal is to get through this difficult credit cycle as quickly as possible, so we will continue our strategy of aggressively marketing properties rather than waiting for improved pricing for which the timing is difficult to predict.”
“United continues to maintain a very strong capital position, well above the regulatory guidelines to be considered ‘well-capitalized’,” said Tallent. “At quarter-end the Tier I Risk-Based Capital, Total Risk-Based Capital and Tangible Equity to Assets ratios are expected to be 8.7 percent, 11.4 percent and 6.6 percent, respectively. As announced in August, we increased our regulatory capital by adding $30 million of subordinated debt and we will close an internal trust preferred offering by the end of October. Our strong capital levels allowed us to absorb losses this quarter without impairing the company’s financial soundness, so we plan to maintain our aggressive pursuit of problem asset disposition.”

“We are disappointed with expected earnings for the third quarter, but we firmly believe that the actions taken strengthen our ability to manage through this cycle and support the long-term success of the company,” said Tallent. “As we look to the quarters ahead, we see ongoing credit challenges. Charge-offs will continue to be elevated as we work through problem credits, but we certainly do not see a recurrence of the third quarter’s level of charge-offs in the immediate future. Core earnings and our solid capital position will support the ongoing strategy of aggressively moving problem credits off our books and will enable us to actively pursue disposition options while remaining on solid financial footing.”
Conference Call
United Community Banks will hold a conference call today, Monday, October 6, 2008, at 11:00 a.m. (EDT) to discuss the contents of this news release. The telephone number for the conference call is (877) 681-3370 and the pass code is “UCBI.” The conference call will also be available by web cast within the Investor Relations section of the company’s web site at www.ucbi.com.
About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.3 billion and operates 27 community banks with 108 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small- to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking.
United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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